Exhibit 99.1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet - QUICK *** EASY

IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

OCEANTECH ACQUISITIONS I CORP.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on ___________, 2023.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

VOTE AT THE MEETING – If you plan to attend the virtual online special meeting, you will need your 12 digit control number to vote electronically at the special meeting. To attend: https://www.cstproxy.com/oceantechspac/[_______]

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.

Proposal One — The Business Combination Proposal. To approve and adopt the Agreement and Plan of Merger dated as of May 2, 2023, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of July 7, 2023 (collectively, the “Merger Agreement”), a copy of which is attached to the proxy statement/prospectus as Annex A and the transactions contemplated therein, including the business combination whereby R.B. Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of OceanTech Acquisitions I Corp. (“OTEC”) will merge with and into Regentis Biomaterials Ltd., a company organized under the laws of Israel (“Regentis”), with Regentis surviving the merger as a wholly-owned subsidiary of OTEC (the “Business Combination”), and approve the transactions contemplated thereby, subject to the terms and conditions set forth in the Merger Agreement.	FOR ____ AGAINST ____ ABSTAIN ____

Exhibit 99.1

Proposal Two — Nasdaq Proposal. To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding OTEC Common Stock in connection with the Business Combination, including the issuance of the Merger Consideration, the converted options from the equity plan of Regentis, shares for the Sponsor’s contribution to OTEC’s trust account as part of each extension option, the earnout shares and the shares in the PIPE investment, and the resulting change in control in connection with the Business Combination.	FOR ____ AGAINST ____ ABSTAIN ____
Proposal Three — The Restated OTEC Charter Proposal. To amend, immediately following and in connection with the closing of the Business Combination OTEC’s existing certificate of incorporation dated as of May 27, 2021, as amended on December 1, 2022 by that certain First Amendment to the Amended and Restated Certificate of Incorporation, as further amended on May 30, 2023 by that certain Second Amendment to the Amended and Restated Certificate of Incorporation, and as further amended on September 5, 2023 by that certain Amendment to the Amended and Restated Certificate of Incorporation and as may be further amended (collectively, the “Existing OTEC Charter”).	FOR ____ AGAINST ____ ABSTAIN ____

Exhibit 99.1

Proposal Four – The Governance Proposals. To consider and vote upon, on a non-binding advisory basis, the following material differences between the Restated OTEC Charter and the Existing OTEC Charter as separate proposals in accordance with the SEC requirements:
Proposal Four (a) – Changes to Authorized Capital Stock. To increase the total number of authorized shares of all classes of capital stock of OTEC from 111,000,000 shares consisting of (i) 100,000,000 shares of OTEC Class A Common Stock, (ii) 10,000,000 shares of OTEC Class B Common Stock and (iii) 1,000,000 shares of preferred stock, to 111,000,000 shares of the Post-Closing Company capital stock, consisting of (a) 110,000,000 shares of Post-Closing Company common stock and (b) 1,000,000 shares of preferred stock of the Post-Closing Company.	FOR ____ AGAINST ____ ABSTAIN ____

Exhibit 99.1

Proposal Four (b) – Increased Vote Required for Removal of Directors for Cause. To increase the vote required to remove directors of the Post-Closing Company for cause from a majority of the voting power to 66 2⁄3% of the voting power.	FOR ____ AGAINST ____ ABSTAIN ____
Proposal Four (c) – Name Change. To change the name of OTEC from “OceanTech Acquisitions I Corp.” to “Regentis Biomaterials Corp.”.	FOR ____ AGAINST ____ ABSTAIN ____
Proposal Four (d) – Removal of Blank Check Company Provisions. To eliminate various provisions applicable only to blank check companies, including business combination requirements.	FOR ____ AGAINST ____ ABSTAIN ____
Proposal Five — The Equity Incentive Plan Proposal. To approve and adopt the current equity incentive plan, a copy of which is attached to the proxy statement/prospectus as Annex C.	FOR ____ AGAINST ____ ABSTAIN ____

Proposal Six — The Election of Directors Proposal. To elect, effective at the closing of the Business Combination, seven directors to serve staggered terms on the Post-Closing Company board of directors until the first, second and third annual meetings of stockholders following such closing, as applicable, and until their respective successors are duly elected and qualified.

Class I: (to serve until 2024 annual meeting)

Surendra Ajjarapu

Susan Alpert

Pini Ben Elazar

Class II: (to serve until 2025 annual meeting)

[●]

Keith Valentine

Class III: (to serve until 2026 annual meeting)

Ehud Geller

Jeff Dykan

FOR ALL NOMINEES, EXCEPT AS NOTED ___ WITHHELD FROM ALL NOMINEES ____ WITHHELD ____ WITHHELD ____ WITHHELD ____ WITHHELD ____ WITHHELD ____ WITHHELD ____ WITHHELD ____
Proposal Seven — The Adjournment Proposal. To adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.	FOR ____ AGAINST ____ ABSTAIN ____

Exhibit 99.1

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH IN PROPOSAL ONE,  “FOR” THE PROPOSAL SET FORTH IN PROPOSAL TWO, “FOR” THE PROPOSAL SET FORTH IN PROPOSAL THREE,  “FOR” THE PROPOSAL SET FORTH IN PROPOSAL FOUR (A), “FOR” THE PROPOSAL SET FORTH IN PROPOSAL FOUR (B), “FOR” THE PROPOSAL SET FORTH IN PROPOSAL FOUR (C), “FOR” THE PROPOSAL SET FORTH IN PROPOSAL FOUR (D), “FOR” THE PROPOSAL SET FORTH IN PROPOSAL FIVE, “FOR” THE EACH OF THE NOMINEES SET FORTH IN PROPOSAL SIX, AND “FOR” THE PROPOSAL SET FORTH IN PROPOSAL SEVEN, IF SUCH PROPOSAL IS PRESENTED AT THE SPECIAL MEETING. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

Signature                                          Signature, if held jointly                                          Date                        , 2023

Signature should agree with name printed hereon. If shares of the Class A common stock are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

CONTROL NUMBER: